Exhibit 99.1

March 18, 2015

Dear Stockholders,

I have been at MRI Interventions for five months now, including two months as CEO, and I thought it would be worthwhile to reach out to you directly. As a follow-up to our 2014 Q4 and year-end financial reports we released a few days ago, allow me to provide my perspective on our results, and share with you some thoughts on what I have learned since joining the company, the opportunities we are pursuing, the challenges we face, and our plans for building significant value in our company. We’ve made progress over the last five months, and we are preparing to do much more. Most importantly, let me emphasize that I like what I see happening in our markets, I am pleased with the progress we have made, and I am excited about the direction we are headed.

Summary of 2014

During our most recent earnings call, I was pleased to highlight the following accomplishments for 2014:

●

Our product and other service revenues for the full year 2014 were $3.5 million, compared to $3.0 million in 2013. This includes $2.6 million in disposable product sales in 2014 versus $1.8 million in 2013, an increase of 46%.

●	We ended 2014 with a total of 38 sites, including many of the top academic medical centers in neurosurgery, which provides us with a solid base for moving forward into 2015.

●

ClearPoint® is now being used to deliver therapies for patients suffering from Parkinson’s disease, dystonia, epilepsy, and brain tumors, among others. Neurosurgeons are using ClearPoint to enable DBS electrode placement, laser ablation of epileptic foci and brain tumors, and direct delivery of drugs to neurological targets. This growing list of applications, and our ability to deliver therapies to treat a wide range of patients, bodes well for our future.

●

Interest by drug delivery companies continues to grow. Throughout 2014, we were involved in six clinical trials and successfully completed a significant number of infusions. Recently, we learned that Tocagen, one of our drug delivery collaborators, intends to pursue the next phase of their clinical development focused on the delivery of their Toca511 drug in connection with a surgical resection, rather than an intra-tumoral infusion. ClearPoint is not used in the surgical resection procedure, and therefore will not be a part of the next phase of this trial. Tocagen remains interested in pursuing a minimally invasive direct infusion approach, but their near-term focus will be on the surgical resection approach, which they believe provides the clearest path to FDA approval of the drug.

●

We were pleased to conclude our most recent financing in December, in which we raised gross proceeds of $10.2 million. This financing was important, as it gives us the capital we need to focus on the commercialization of ClearPoint in a thoughtful and disciplined way.

Thoughts on 2015:

The change we are working to accomplish in neurosurgery is an extension of a powerful trend that has revolutionized other fields of medicine, a trend toward real-time image-guided, minimally invasive procedures. Real-time image guidance has revolutionized the fields of orthopedic surgery and cardiovascular surgery, and today we are bringing that trend to neurosurgery. Our ClearPoint system is a proven product, and we have a strong base of initial users who realize they can deliver better patient care with this innovative technology.

Our opportunity is great, but we also have challenges and obstacles to clear in order for our company to capitalize on this opportunity and to reach its potential. My job is to address those challenges and to clear the obstacles in a thoughtful and focused way. For 2015, we will continue to focus upon the following:

●

Increasing the number of peer-to-peer marketing events. These efforts are beginning to pay off, as we are participating in six peer-to-peer events scheduled so far in Q1. These events will showcase ClearPoint and MRI-guided neurosurgery to around 100 neurosurgeons, neurologists and other clinicians.

●

Selling what I call the “three-legged stool” at all hospitals, in both new and existing accounts. The legs of the stool represent the three main applications for the ClearPoint system: electrode placement, laser ablation, and biopsy. This broader sales approach is a better message for the marketplace, and I believe it will bear fruit for us in the coming quarters.

●

Adding significant and ongoing improvements in our sales and clinical support training. Recently, we began rolling out new sales training and materials at our first national sales meeting, which took place in January. Proper training takes time and the impact is not immediate, but these efforts are building a strong foundation that will serve us well going forward.

●

Consolidating operations in Irvine, California and closing our Memphis, Tennessee office. This consolidation should be completed by the end of May. It will have two benefits for our company: enabling the daily face-to-face interactions among the leadership of the company that should accelerate the pace of progress, and reducing ongoing expenses. As part of this consolidation, we recently announced the hiring of a new CFO, Harold Hurwitz, who will be joining us at our Irvine headquarters later this month.

●

With the current focus on the commercialization of our ClearPoint product offering, we do not believe it is prudent to push for an initial launch of our ClearTrace® product candidate in 2015. I have evaluated the ClearTrace technology and believe it represents a very valuable asset and a strong opportunity to address another large market with a real-time MRI-guided therapy. But at this point in our growth, we must focus our energies and resources on growing our ClearPoint neuro business.

When I arrived last fall, I saw that the company had great technology, great opportunity, and a good start toward building out its commercialization capabilities. The changes we are implementing now are further transforming the company into a commercialization entity. This transition will take time, but I believe our progress over the last five months points to the success I am confident we will achieve. MRI Interventions has a solid foundation, a tremendous opportunity, and a plan for the future.

Thank you, as always, for your enduring support as we continue the commercialization of our innovative ClearPoint technology in our ongoing efforts to change people’s lives for the better.

Best Regards,

Frank Grillo

CEO, MRI Interventions, Inc.